Exhibit 10.50

December 20, 2011

Tessie Che

700 West E Street, Unit 3402

San Diego, CA 92101

Dear Tessie:

This letter sets forth the terms and conditions of the separation agreement (the “Agreement”) that Optimer Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.             Termination of Employment. The Company and you have mutually agreed that you will cease employment with the Company effective as of January 10, 2012 (the “Separation Date”). For purposes of this Agreement only, the Company will consider such employment termination to be a Covered Termination pursuant to the Company’s Amended and Restated Severance Benefit Plan (the “Severance Plan”). You acknowledge and agree that, at the time of the Separation Date, you held an Officer position at the Company, and that pursuant to the Severance Plan, you are eligible for Company Officer level severance benefits, and that the Company, although not obligated to do so, is providing additional benefits pursuant to this Agreement.

2.             Base Salary Severance. If you sign, date and return this Agreement to the Company within twenty-one (21) days of the date hereof, you do not revoke it, and you comply with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), the Company will pay you cash severance in an amount equivalent to 24 months of your Base Salary as of the Separation Date (with total severance payments to equal $630,000), subject to standard payroll deductions and withholdings (the “Base Salary Severance”). The Base Salary Severance will be paid to you in substantially equal installments on the Company’s normal payroll periods during the 24 month period following your Separation Date, provided, however, than any payments scheduled to be made prior to the Effective Date of this Agreement (as defined below), shall instead accrue and be paid to you in a single lump sum during the first payroll period following the Effective Date.

3.             Accrued Salary and Vacation Pay. On the Separation Date, the Company will pay you any and all accrued and unused vacation and any and all accrued salary earned through the Separation Date, less standard payroll deductions and withholdings.

4.             Health Insurance and Other Employee Benefits. Your health insurance benefits will continue through January 31, 2012 (the end of the calendar month that includes your Separation Date). To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you may be eligible to continue coverage under such group health plan (or to convert to an individual policy), following such date. No provision of this Agreement will affect your continuation coverage rights under COBRA. You will be provided with a separate notice describing your rights and obligations under COBRA laws, and any rights to convert to an individual policy, on or after the Separation Date. Additionally, if you timely elect continued group health coverage pursuant to COBRA, as an additional benefit, the Company will pay your COBRA premium payments sufficient to continue your group coverage at its current level (including costs of dependent coverage, if applicable) for a maximum period of 24 months following the Separation Date; provided that, the Company’s obligation to pay your COBRA premium payments will terminate earlier if you cease to be eligible for COBRA coverage or you become eligible for coverage under a group health plan of a subsequent employer. The Company will also schedule an exit interview with you, at which time the Company human resources department will provide you with all other information and appropriate forms necessary for you to ascertain what coverage, if any, might continue to be available to you under the other Company employee benefit plans after the Separation Date.

5.             Stock Options. In connection with your employment, you were granted various stock options, of which options covering a total 144,615 shares of the Company’s common stock (the “Options”), are currently outstanding. As of the Separation Date, 100,240 shares subject to the Options are vested and 44,375 shares are unvested. Subject only to you signing, dating and returning this Agreement to the Company within twenty-one (21) days of the date hereof, not revoking it, and complying with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), the Company is (a) accelerating vesting of the Options in full, effective as of the Separation Date, and (b) extending the period during which you can exercise the Options following the Separation Date to be commensurate with the original term of each Option, as applicable. For example, for an Option granted on December 28, 2009 with a 10-year term from the date of grant, you would be able to exercise the Option through December 27, 2019 despite the termination of your continuous service.

Furthermore, you were granted a restricted stock unit covering a total of 600,000 shares of common stock of Optimer Biotechnology, Inc. (the “OBI RSU”). Subject only to you signing, dating and returning this Agreement to the Company within twenty-one (21) days of the date hereof, not revoking it, and complying with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), you and the Company are agreeing to amend the OBI RSU as follows:

(a)           The “Issuance Schedule” of the OBI RSU grant notice is amended and restated to read: “The shares of OBI’s common stock to be issued in respect of the Award will be issued to Service Provider in January 2013, provided that the IPO Date is prior to December 31, 2012, and no shares shall be issued in respect of the Award if the IPO Date is after December 31, 2012.”;

(b)           The “Vesting Schedule” of the OBI RSU grant notice is amended and restated to read in its entirety as follows: “The shares of OBI’s common stock issued in respect of the Award will be fully vested upon issuance”;

(c)           Section 5 of the award agreement related to the OBI RSU is amended and restated to read in its entirety as follows: “5. DATE OF ISSUANCE. The shares of OBI Common Stock to be issued in respect of the Award will be issued to you, provided that the IPO Date occurs prior to December 31, 2012, as soon as practicable after December 31, 2012, but in no event later than thirty (30) days after December 31, 2012. Notwithstanding the foregoing, the Company reserves the right, in its discretion, to earlier issue the shares of OBI Common Stock to you.”; and

(d)           Section 6 of the award agreement related to the OBI RSU is amended and restated to read in its entirety as follows: “6. VESTING. The shares issued in respect of your Award will be fully vested upon issuance.”

6.             Additional Severance Payment. In addition to the Base Salary Severance, if you sign, date and return this Agreement to the Company within twenty-one (21) days of the date hereof, you do not revoke it, and you comply with your continuing obligations under this Agreement and the Severance Plan (including your continuing obligations under your Employee Proprietary Information Agreement), you shall be eligible to receive a one-time additional cash payment of $130,900 (the “Additional Severance Payment”), based on the Company’s achievement of the pre-established corporate goals (the “Goals”) established by the Compensation Committee of the Board in connection with the Company’s 2011 Incentive Compensation Plan. Any payment of the Additional Severance Payment will occur at the same time as such amounts under the Company’s 2011 Incentive Compensation Plan are paid to other similarly situated Company executives.

7.             No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not be entitled to receive any additional compensation, severance, or benefits from the Company after the Separation Date.

8.             Expense Reimbursements. You agree that, within twenty-one (21) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9.             Proprietary Information Obligations. You acknowledge and affirm your agreement to adhere to your continuing obligations under your Employee Proprietary Information Agreement.

10.          Return of Property. Except as otherwise provided in Section 12, you agree to return to the Company, no later than twenty-one (21) days of the Separation Date, all Company documents (and all copies thereof), other property of the Company in your possession or control, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information prior to the passage of twenty-one (21) days from the Separation Date. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, within twenty-one (21) days after the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. The Company agrees to return to you, no later than twenty-one (21) days after the Separation Date all property of yours in the Company’s possession or control, provided that you specifically identify such property. The Company will also make, within twenty-one (21) days after the Separation Date, an information technology professional available to assist you with the removal and retrieval of your personal information from the computer issued to you by the Company.

11.          Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, stockholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. The Company agrees that it shall not and the Company shall cause its directors and executive officers to not disparage or make derogatory or defamatory statements about you.

12.          Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony. To ensure an orderly transition of your duties and in consideration for the benefits being provided to you under this Agreement, you agree to provide reasonable assistance during the first three (3) months following the Separation Date with (a) the transition of the Company’s new Senior Vice President of Manufacturing, (b) other projects that you and the Company mutually agree upon (such as the preparation of a written history of the Company and planning regarding the Company’s new San Diego facility), and (c) advising the Company and/or the Board on matters known to you from your former employment with the Company, as the Company’s Chief Executive Officer or his designees may request from time to time. The Company will provide you with reasonable access to (i) the Company facilities at its sole discretion, provided such access shall be in an amount reasonably necessary for you to perform your duties required by the previous sentence and (ii) Company materials, documents and data as the Company deems reasonably necessary or useful to enable you to complete any of the projects described in the previous sentence.

13.          Chemistry Laboratory. The Company will (i) name the chemistry laboratory in its new San Diego facility -T. CHEmistry Labs”, (ii) name a conference room in the new laboratory the “TMC Conference Room”

14.                               Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee, independent contractor or affiliate other than Michael Chang.

15.          Release of Claims. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including but not limited to claims arising under or related to the Severance Plan or your employment offer letter; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act, the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

16.          ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement;

(c) you have twenty-one (21) days within which to consider this ADEA Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke the ADEA Waiver(in a written revocation sent to me); and (e) this ADEA Waiver will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this ADEA Waiver(the “Effective Date”). You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

17.          Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

18.          Section 409A Compliance. You and the Company agree and acknowledge that Section 4 of the Severance Plan is incorporated in its entirety into this Agreement.

19.          Attorney Fees. The Company will reimburse you, up to a maximum of $5,000, for reasonable legal fees incurred with the negotiation, preparation and execution of this Agreement. You must submit to the Company such evidence deemed reasonably sufficient by the Company to document such legal fees within thirty (30) days of the effective date of this Agreement and the Company shall pay such reimbursement within thirty (30) days of receiving such final verification of the applicable legal fees.

20.          Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ Kurt Hartman
Kurt Hartman, General Counsel

UNDERSTOOD AND AGREED:

/s/ Tessie Che
Tessie Che

Date:	January 10, 2012